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                                                                   EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the NexPrise, Inc. 1998 Stock Plan; and 1999 Directors' Stock Option Plan; Options Assumed by NexPrise, Inc. and Granted Under the InfoPrise, Inc. 2000 Non-Employee Equity Incentive Plan; and InfoPrise, Inc. 2000 Equity Incentive Plan, of our report dated February 19, 2002, with respect to the consolidated financial statements and schedule of NexPrise, Inc. (formerly Ventro Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ Ernst and Young LLP

ERNST & YOUNG LLP

San Jose, California
March 14, 2002